UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2013

CURTISS-WRIGHT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-134	13-0612970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Waterview Boulevard
Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 541-3700

--------------

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 29, 2013, the Board of Directors for Curtiss-Wright Corporation (NYSE: CW) (the “Company”) appointed David C. Adams to the Board of Directors and to the office of President and Chief Executive Officer of the Company. Mr. Adams also will no longer act as Chief Operating Officer, effective as of July 29, 2013. Mr. Adams will report directly to Mr. Benante, who will remain the Company’s executive Chairman until his retirement in April 2015. Mr. Benante’s resignation as Chief Executive Officer and Mr. Adams’ appointment as President and Chief Executive Officer are consistent with the Company’s long standing succession plan. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

For the five years prior to his new position, Mr. Adams was President and Chief Operating Officer of the Company since October 2012. Prior to being named President and Chief Operating Officer, Mr. Adams served as Co-Chief Operating Officer of the Company with overall responsibility for the Motion Control and Metal Treatment segments’ strategic goals, technology development, global operations and financial performance. He was President of Motion Control since 2005 and Vice President of the Company from November 2005.

Prior to joining the Company in 2000, Mr. Adams had 10 years’ related industry experience with Goodrich and Lucas Aerospace. He serves on the board of governors of the Aerospace Industries Association. Mr. Adams holds a Bachelor of Science Degree from California State University and a Masters Degree in Business Administration from California Lutheran University.

There are no transactions, or a series of similar transactions, or any currently proposed transactions, or a series of similar transactions, to which the Company was or is to be a party, in which the amount exceeds $120,000, and in which Mr. Adams had, or will have a direct or indirect material interest.

There have been no changes to any of Mr. Adams’ previously announced material plans, contracts or arrangements as a result of this appointment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURTISS-WRIGHT CORPORATION

By:  /s/ Glenn E. Tynan

 Glenn E. Tynan

 Vice-President and

 Chief Financial Officer

Date: August 1, 2013

2

EXHIBIT INDEX

Number	Description
99.1	Press Release issued by Curtiss-Wright Corporation.